Exhibit 10.7
CENTEX CORPORATION
DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2008

CENTEX CORPORATION
DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2008

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CENTEX CORPORATION
DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2008
ARTICLE I.
NATURE OF PLAN
     Centex Corporation (the “Company”) established the Centex Corporation Deferred Compensation Plan (the “Plan”) effective January 1, 2000, for the benefit of certain of its Employees. The purpose of the Plan is to provide supplemental retirement income and to permit Eligible Employees the option to defer receipt of Compensation.
     The Plan was amended and restated, effective January 1, 2003, to make certain changes. Effective January 1, 2008, the Plan is amended and restated to document that the portion of the Plan applicable to amounts deferred and vested prior to January 1, 2005 has been segregated from the portion of the Plan applicable to amounts deferred or vested after December 31, 2004, to make certain changes designed to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations thereunder with respect to amounts deferred or vested after December 31, 2004, and to make certain other changes.
     The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     The portion of each Participant’s Account under the Plan as of December 31, 2004 that was earned and vested as of that date shall be segregated into a separate account under the Plan to be known as the Grandfathered Account. The Grandfathered Account will be adjusted for any earnings or losses on amounts credited to such account. The Grandfathered Accounts shall be subject to the terms and conditions of the Plan as in effect on December 31, 2007 (the “Superseded Plan”). Notwithstanding any provision of this Plan to the contrary, the Grandfathered Accounts shall not be subject to the terms and conditions of this amended and restated Plan, as provided below.
     NOW, THEREFORE, Centex Corporation hereby authorizes the amendment and restatement of the Plan, effective as of January 1, 2008, to read as follows:
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
     2.1 Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
          “Account” means an account established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant and any income, expenses,

gains or losses included thereon as described in Article V, and does not include any Grandfathered Account.
          “Administrative Committee” means the Plan Administrative Committee as from time to time constituted.
          “Base Salary” means the Participant’s base salary otherwise payable prior to reduction for any elective deferrals pursuant to Section 401(k) of the Code, salary reduction elections pursuant to Section 125 of the Code, or the Participant deferrals of Base Salary under this Plan.
          “Beneficiary” means the person or persons entitled under Section 7.4 to receive benefits under the Plan upon the death of a Participant.
          “Board” means the Board of Directors of the Company.
          “Bonus” means any bonus payable to a Participant prior to reduction for any elective deferrals pursuant to Section 401(k) of the Code, salary reduction elections pursuant to Section 125 of the Code, or the Participant deferrals of Bonus under this Plan.
          “Change in Control” means, unless otherwise defined by the independent Compensation Committee of the Board, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
          (1) a third person, including a “Group” as defined in Section 13(d)(3) of the Act, becomes the beneficial owner of Company common stock, par value $.25 per share, having fifty (50) percent or more of total number of votes that may be cast for the election of directors on the Board; or
          (2) as a result of, or in connection with, a contested election for director on the Board, persons who were directors immediately before such election shall cease to constitute a majority of the Board;
provided, however, that no Change in Control shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury Regulations and other guidance issued under or related to Section 409A of the Code.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Code Section 409A” means Section 409A of the Code and all applicable regulations and other guidance issued under or related to Section 409A of the Code.
          “Commissions” means the cash commissions earned by a Participant during a Plan Year, as determined in accordance with Code Section 409A prior to reduction for any elective deferrals pursuant to Section 401(k) of the Code, salary reduction elections pursuant to Section 125 of the Code, or the Participant deferrals of Commissions under this Plan.
          “Company” means Centex Corporation, a Nevada corporation, or any successor thereto which shall adopt this Plan.
          “Compensation” shall mean compensation payable to an Eligible Employee by the Employer as Base Salary, Bonus, or Commissions.
          “Deferred Compensation Agreement” means an “Enrollment/Deferral Form” pursuant to which an Eligible Employee elects to defer part of his Compensation under this Plan, and acknowledge his election to participate in the Plan, in accordance with, and subject to, the provisions of the Plan, and which specifies:
          (1) that the Eligible Employee agrees to participate in this Plan in accordance with its provisions; and
          (2) that this Plan is incorporated by reference and the Deferred Compensation Agreement shall be subject to this Plan in all respects.
          “Disability” means a disability which entitles a Participant to benefits under the Employer’s long-term disability insurance plan or program, provided that the Participant also meets one of the following conditions:
          (1) the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
          (2) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.
          “Election Period” means the period specified by the Administrative Committee at least once a year during which Eligible Employees may enter into Deferred Compensation Agreements to apply for the next Plan Year. The Administrative Committee may also establish procedures for (1) initial Election Periods for Mid-Year Eligible Employees, each such initial Election Period to begin on the Mid-Year Eligible Employee’s first day of employment and extend for 30 days thereafter, (2) an Election Period with respect to Fiscal Year Compensation as provided in Section 4.1(b)(i)(B), and/or (3) an Election Period with respect to Performance-Based Compensation as provided in Section 4.1(b)(i)(C).
          “Eligible Employee” means an Employee of the Employer who is determined by the Administrative Committee to be a member of a select group of management or highly compensated Employees and who is designated by the Administrative Committee as eligible to defer Compensation under the Plan during a Plan Year, including Mid-Year Eligible Employees.
          “Employee” means any employee of the Employer.
          “Employer” means, except as defined below with respect to Separation from Service, (1) the Company, (2) any Related Employer that is treated as a single employer with the Company under Section 414(b) or (c) of the Code, and (3) any Related Employer not described in clause (2) that adopts the Plan pursuant to the provisions of Section 8.3.
          “Entry Date” means the first day of the Plan Year after the Employee both becomes an Eligible Employee and enters into a Deferred Compensation Agreement, except as otherwise provided with respect to a Mid-Year Eligible Employee, Fiscal Year Compensation, and Performance-Based Compensation.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.
          “Fiscal Year Compensation” means a Bonus relating to a period of service coextensive with one or more consecutive fiscal years of the Employer, of which no amount is paid or payable during the fiscal year(s) constituting the period of service.
          “Form of Distribution” means one of the distribution options set forth in Section 7.1.
          “Grandfathered Account” is defined in Article I.
          “Mid-Year Eligible Employee” means any Employee who is hired during a Plan Year whom the Administrative Committee designates, in its sole and absolute discretion, as first eligible to defer Compensation under the Plan during the Plan Year in which the Employee is hired.
          “Participant” means any Eligible Employee who participates in the Plan in accordance with Article III hereof.
          “Performance-Based Compensation” means a Bonus, the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Administrative Committee in accordance with Treasury Regulation § 1.409A-1(e).  Performance criteria are considered preestablished if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.
          “Plan” means the Centex Corporation Deferred Compensation Plan as set forth herein and as may be amended from time to time.

          “Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31 or, with respect to a Mid-Year Eligible Employee who executes a Deferred Compensation Agreement during the 30-day initial Election Period, the period beginning on the first day after the Election Period and ending on December 31 of that year.
          “Related Employer” means any employer other than the Company named herein, if the Company and such other employer are members of a controlled group of corporations (as defined in Section 414(b) of the Code) or an affiliated service group (as defined in Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c)), or such other employer is required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o). Related Employer shall also include any joint venture in which the Company is a partner, if the Company manages such joint venture, and any Affiliated Business Arrangement. For purposes of this definition of Related Employer, an “Affiliated Business Arrangement” means any entity in which either CTX Mortgage Ventures Corporation, a Nevada corporation, CTX Mortgage Ventures, LLC, a Delaware limited liability company, or a subsidiary of the Company owns an interest and in which a non-Company owned entity also owns an interest, and may take the form of a limited partnership, a limited liability limited partnership, a limited liability company or such other ownership and management structure as CTX Mortgage Ventures Corporation, CTX Mortgage Ventures, LLC, or a subsidiary of the Company, as applicable, may deem appropriate.
          “Retirement” means the Participant’s Separation from Service at any time after (1) the Participant has attained age 50 and (2) the sum of his attained age and his Years of Service equal or exceed 60. Calculation of eligibility for Retirement shall be based on whole years of age and Years of Service on the date as of which the calculation is being made. Any partial years shall be disregarded.
          “Separation from Service” means a termination of services provided by a Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Administrative Committee in accordance with Treasury Regulation § 1.409A-1(h).  In determining whether a Participant has incurred a Separation from Service, the following provisions shall apply:
          (1) Except as otherwise provided in this definition, a Separation from Service will occur when the Participant has experienced a termination of employment with the Employer.  A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 33 1/3 percent of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

            If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed 6 months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
            (2) For a Participant who provides services to an Employer both as an employee and as an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Employer as both as an employee and as an independent contractor. Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Company to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.  If a Participant ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subparagraphs (1) and (2) of this definition.
          Notwithstanding the foregoing provisions in this subparagraph, if a Participant provides services for an Employer both as an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulation § 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.
          (3) In addition, notwithstanding the provisions of this definition, where as part of a sale or other disposition of substantial assets by an Employer to an unrelated buyer, a Participant would otherwise experience a Separation from Service as defined above, the Employer and the buyer shall retain the discretion to specify, and may specify, that a Participant performing services for an Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Separation from Service for purposes of this Plan and the Participant shall be bound by same, provided that such transaction and the specification meet the requirements of Code Section 409A.

          (4) For purposes of this definition, “Employer” means:
               (a) The entity for whom the Participant performs services and with respect to which the legally binding right to a benefit under this Plan arises; and
               (b) All other entities with which the entity described in subparagraph (4)(a) of this definition would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable. To identify the group of entities described in the preceding sentence, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (i) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (ii) Treasury Regulation § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
          “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Company in accordance with Treasury Regulation § 1.409A-1(i).
          “Trust” means a trust fund established pursuant to the terms of the Plan.
          “Trustee” means the corporation or individuals named in the agreement establishing a Trust and such successor and/or additional trustees as may be named in accordance with the Trust Agreement.
          “Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrative Committee.
          “Valuation Date” means the last day of the Plan Year and such other date(s) as designated by the Company.
          “Years of Service” means the Participant’s years of employment with an Employer. A Participant shall be credited with a Year of Service on each anniversary of the date on which he was first employed with an Employer, provided that the Participant continues to be employed by an Employer on such anniversary date.
     2.2 Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural. The words “herein,” “hereof,” “hereinafter” and other conjunctive uses of the word “here” shall be construed as reference to another portion of this Plan document. The terms “Section” or “Article” when used as a cross-reference shall refer to other Sections or

Articles contained in the Plan and not to another instrument, document or publication unless specifically stated otherwise.
ARTICLE III.
ELIGIBILITY TO PARTICIPATE
     3.1 Date of Participation. Except as provided in Section 4.1(b)(i)(B) with respect to Fiscal Year Compensation and in Section 4.1(b)(i)(C) with respect to Performance-Based Compensation, an Eligible Employee shall become a Participant in the Plan as of the first Entry Date following his designation as an Eligible Employee by the Administrative Committee, or, with respect to an Eligible Employee with respect to whom an initial Election Period during mid-year is provided, on the first day after the 30-day initial Election Period, provided he executes a Deferred Compensation Agreement during the applicable Election Period pursuant to Section 4.1. If the Eligible Employee does not execute a Deferred Compensation Agreement during such Election Period, then the Eligible Employee will become a Participant in the Plan as of the next Entry Date with respect to which he continues to be an Eligible Employee, provided he has executed a Deferred Compensation Agreement during the applicable Election Period.
     3.2 Resumption of Participation Following Re-employment. If a Participant experiences a Separation from Service and thereafter returns to the employ of the Employer he will again become a Participant as of an Entry Date following his date of reemployment, provided he is again designated as an Eligible Employee and has executed a Deferred Compensation Agreement in accordance with Section 4.1.
     3.3 Change in Employment Status. If any Participant has not experienced a Separation from Service but he ceases to be an Eligible Employee, the individual shall continue to be a Participant until the entire amount of his Account is distributed; provided, however, the individual shall not be entitled to execute a Deferred Compensation Agreement during the period that he is not an Eligible Employee and thus shall not be permitted to make deferrals of Compensation to the Plan on and after the end of the Plan Year (or performance period) in which he ceases to be an Eligible Employee.
ARTICLE IV.
CONTRIBUTIONS
     4.1 Election by Participant to Defer Compensation. Except as provided in Section 4.1(b)(i)(B) with respect to Fiscal Year Compensation and in Section 4.1(b)(i)(C) with respect to Performance-Based Compensation, an Eligible Employee may elect to defer the receipt of a portion of his cash Compensation for a Plan Year, not to exceed 75% of such Compensation, by executing a Deferred Compensation Agreement during the Election Period for such Plan Year. Such elections shall be made separately with respect to Base Salary, Bonus and Commissions, subject to the following:
          (a) Base Salary. An Eligible Employee may elect during the Election Period for such Plan Year either to defer a whole percentage of Base Salary or to specify a dollar amount to be deferred from each semi-monthly payment of Base Salary to be made during such Plan Year.
          (b) Bonus and Commissions.
               (i) Bonus.
                    (A) An Eligible Employee may elect during the Election Period for such Plan Year to (i) defer a whole percentage of any Bonus that is to begin to be earned in such Plan Year or (ii) to specify a dollar amount to be deferred from any Bonus that is to begin to be earned in such Plan Year.
                    (B) In the event that the Administrative Committee determines that a Deferred Compensation Agreement may be may be executed with respect to a Bonus that is Fiscal Year Compensation, an Eligible Employee may make a written, irrevocable election as to the deferral of a whole percentage or dollar amount of such Bonus, not to exceed 75% of such Bonus, on or before the deadline established by the Committee, which shall not be later than the close of the Employer’s fiscal year immediately preceding the first fiscal year in which any services are performed for which the Bonus is payable.
                    (C) Notwithstanding subsections (b)(ii)(A) and (B), if the Administrative Committee determines that a Deferred Compensation Agreement may be executed with respect to a Bonus that is Performance-Based Compensation, an Eligible Employee may make a written, irrevocable election as to the deferral of a whole percentage or dollar amount of such Bonus, not to exceed 75% of such Bonus, on or before the deadline established by the Administrative Committee, which shall not be later than six months before the end of the performance period. For an Eligible Employee to be eligible to execute a Deferred Compensation Agreement in accordance with this subsection, the Eligible Employee must have performed services continuously from the later of (1) the beginning of the performance period for the Performance-Based Compensation or (2) the date upon which the performance criteria with respect to the Performance-Based Compensation are established, through the effective date of the Deferred Compensation Agreement.  In addition, in no event may an Eligible Employee execute a Deferred Compensation Agreement under this subsection after the Performance-Based Compensation has become readily ascertainable within the meaning of Treasury Regulation § 1.409A-2(a)(8).
               (ii) Commissions. An Eligible Employee may elect during the Election Period for a Plan Year to defer a whole percentage or dollar amount of Commissions to be paid during each pay period in such Plan Year; provided, however, that Commissions shall be eligible for deferral only to the extent customers’ payments giving rise to the Commissions are remitted to an Employer during such Plan Year.

If an Eligible Employee elects a specific dollar amount to be deferred each pay period from Base Salary or Commissions and/or to be deferred from Bonus and such dollar amount is greater than 75% of such Base Salary or Commission amounts for that pay period or of such Bonus amounts, the Eligible Employee shall be deemed to have elected to defer 75% of such Base Salary, Commission or Bonus amounts.
          (c) Effectiveness of Deferred Compensation Agreement. The Deferred Compensation Agreement shall become effective on the Entry Date following the Election Period during which the agreement is executed, or with respect to a Mid-Year Eligible Employee who executes a Deferred Compensation Agreement during a 30-day initial Election Period, the first day after such initial Election Period and only with respect to Compensation to be earned beginning on the first day after such initial Election Period as provided in Treasury Regulations § 1.409A-2(a)(7). Notwithstanding the foregoing, a Deferred Compensation Agreement with respect to (i) Fiscal Year Compensation shall become effective as of the first day of the fiscal year related to the Fiscal Year Compensation and (ii) Performance-Based Compensation shall become effective as of the first day of the performance period for the Performance-Based Compensation. A Deferred Compensation Agreement shall be irrevocable and shall continue in effect throughout such Plan Year (or fiscal year or years, as applicable, with respect to Fiscal Year Compensation or performance period with respect to Performance-Based Compensation). Notwithstanding the foregoing, a separate Deferred Compensation Agreement shall be required for each succeeding Plan Year (or fiscal year or years, as applicable, with respect to Fiscal Year Compensation or performance period with respect to Performance-Based Compensation) for which the Employee continues as an Eligible Employee.
     4.2 Crediting of Amounts to a Participant’s Account. The Employer shall credit a Participant’s Account with the amount of Compensation the Participant has elected to defer. Such amount shall be credited as of the date the Compensation subject to the Deferred Compensation Agreement otherwise would have been paid to the Participant in the absence of the Deferred Compensation Agreement.
     4.3 Employer Contributions. The Employer may, but shall not be required to, credit a Participant’s Account with an amount determined in the sole and absolute discretion of the Employer. In crediting such amounts, the Employer may, but shall not be required to, take into consideration any contributions to which the Participant would be entitled under the Centex Corporation Saving for Retirement Plan but for the limitations under section 401(a)(17), 415 or other sections of the Code, or because of deferrals made by such Participant under this Plan.
ARTICLE V.
PARTICIPANT ACCOUNTS
     5.1 Participant Accounts. The Company will establish and maintain an Account for each Participant to which shall be credited or debited all contributions and any earnings, losses and expenses attributable to the Participant’s Account. The Administrative Committee will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least once each Plan Year.
          Subject to the distribution provisions and other requirements of this Plan, a Participant shall at all times have a fully vested and nonforfeitable right to the amounts credited to his Account.
     5.2 Accounting for Distributions. As of any date of a distribution to a Participant or a Beneficiary hereunder, the distribution to the Participant or to the Participant’s Beneficiary(ies) shall be charged to the Participant’s Account.
ARTICLE VI.
INVESTMENT OF CONTRIBUTIONS
     6.1 Manner of Investment. All amounts credited to the Accounts of Participants shall be valued as though invested and reinvested only in eligible investments as selected by the Company.
          (a) All dividends, interest, gains and distributions of any nature earned in respect of an investment alternative in which the Account is treated as invested shall be credited to the Account in an amount equal to the net increase or decrease in the net asset value of each investment option since the preceding Valuation Date in accordance with the ratio that the portion of the Account of each Participant that is treated as invested in the designated investment option bears to the aggregate of all amounts treated as invested in the same investment option.
          (b) Expenses attributable to the acquisition of investments shall be charged to the Account of the Participant for which such investment is made.
     6.2 Investment Decisions. Investments in which the Accounts of Participants shall be treated as invested and reinvested shall be directed by the Company. A Participant may provide direction to the Company with respect to the eligible investments selected by the Company with respect to which amounts in his Account shall be valued; provided, however, that such direction shall be advisory and shall not obligate the Company to provide that amounts shall be so invested.
     6.3 Adjustment for Investment Experience. If any distribution under Article VII is not made in a single payment, the amount remaining in the Account after the distribution will be subject to adjustment until distributed to reflect the income and gain or loss on the investments in which such amount is treated as invested and any expenses properly charged to such amounts.

ARTICLE VII.
DISTRIBUTION OF BENEFITS
     7.1 Election for Form of Distribution of Benefits.
          (a) Each individual who will be an Eligible Employee as of January 1, 2008 and who has executed a Deferred Compensation Agreement to be effective as of January 1, 2008 or who has executed a Deferred Compensation Agreement at any time between January 1, 2005 and December 31, 2007 and to whom the amounts credited to his Account have not been fully distributed as of December 31, 2007 shall, on or before January 1, 2008 (or such earlier date as the Administrative Committee prescribes), elect the time of distribution and Form of Distribution from among the options set forth in this Section for the amounts credited to his Account effective for distribution events on or after January 1, 2008. Each other individual who has not executed a Deferred Compensation Agreement under the Plan to be effective as of January 1, 2008 but who executes a Deferred Compensation Agreement subsequent to January 1, 2008 to commence deferring part of his Compensation under the Plan shall, on or before the deadline applicable to such Deferred Compensation Agreement, elect the time of distribution and Form of Distribution from among the options set forth in this Section for the amounts credited to his Account. Such election shall remain in effect until an effective subsequent election regarding time of distribution and/or Form of Distribution is made pursuant to Section 7.3.
          (b) Participants may elect to receive distribution of their Account from among the following Forms of Distribution, subject to Section 7.2:
               (1) For a distribution on account of Retirement:
                    (A) a lump sum in cash; or
                    (B) a series of substantially equal quarterly, semi-annual, or annual installments, in cash, over a period certain which does not exceed 15 years.
               (2) For a distribution on account of Separation from Service for a reason other than Retirement or for a distribution on account of Disability: a lump sum in cash.
               (3) For a Scheduled Distribution: a lump sum in cash. In a Participant’s Deferred Compensation Agreement, the Administrative Committee may, but is not required to, permit a Participant to elect a Scheduled Distribution of either a percentage of the amounts deferred from Compensation for the Plan Year to which the Deferred Compensation Agreement relates or a dollar amount of such deferred amounts, in either case, as adjusted for income, expenses, gains or losses thereon as provided in Article VI. Amounts subject to the Scheduled Distribution will be credited to a subaccount within the Participant’s Account. If a Participant specifies a partial distribution by dollar amount, then in the event that the amount credited to the Participant’s subaccount attributable to deferred Compensation for such Plan Year is less than that amount at the time of distribution, the Participant shall be deemed to have elected a full distribution of such subaccount.
          (c) Notwithstanding an election to receive installment payments under subsection (b)(1)(B) of this Section, if the total amount credited to a Participant’s Account and any other plans required to be aggregated with this Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulations § 1.409A-1(c)(2) as of the date the Participant experiences a Separation from Service is less than the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may require a distribution of the entire Account in the form of a single lump sum payment. Any payment made pursuant to this provision must result in the termination and liquidation of the entirety of the Participant’s interest under the Plan and any other plans required to be aggregated with this Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulations § 1.409A-1(c)(2). Any determination by the Administrative Committee to require a distribution pursuant to this Section 7.1(c) must be evidenced in writing no later than the date of any payment hereunder.
          (d) If no Form of Distribution election is made by a Participant, the Participant’s Account shall be distributed in a lump sum in cash.
7.2 Time of Distribution.
          (a) A Participant’s Account shall be distributed as soon as administratively practicable but no later than 60 days after the Participant’s Separation from Service or Disability; provided, however, that except as provided in Section 7.2(b), the Account of a Participant who experiences a Separation from Service due to Retirement shall be distributed in accordance with the Participant’s time of distribution election pursuant to Section 7.2(b).
          (b) A Participant may elect to receive or begin receiving a distribution on account of Retirement as follows:
               (1) If the Participant elects a lump sum distribution, he can elect that the distribution be made:
                    (A) as soon as administratively practicable but no later than 60 days following his Retirement;
                    (B) in January of the year following his Retirement;
                    (C) with respect to an election to change the time of distribution and/or Form of Distribution under Section 7.3, an elected date that is five years after the date such distribution otherwise would have been made in accordance with the time of distribution election previously made by the Participant under clause (A) or (B) of this subsection (b)(1).
               (2) If the Participant elects a distribution in quarterly, semi-annual, or annual installments following his Retirement, the distribution will commence (A) in January of the year following his Retirement or (B) with respect to an election to change the time of distribution and/or Form of Distribution under Section 7.3, an elected date that is five years after the date such distribution otherwise would have been made in accordance with the time of distribution provided in clause (A) of this subsection (b)(2).
               (3) If the Participant elects a Scheduled Distribution, he can elect that the distribution be made on a specified distribution date after a set number of Plan Years after the Plan Year with respect to which the Participant’s Deferred Compensation Agreement relates and the Scheduled Distribution shall be made within 60 days following the specified distribution date. Notwithstanding the foregoing, if the Participant experiences a Separation from Service (by reason of Retirement or otherwise) or a Disability or a Change in Control occurs prior to such specified distribution date, then the Scheduled Distribution election shall not apply and the Participant’s elections with respect to distribution following Retirement, if applicable, or the provisions of this Plan related to distribution upon Separation from Service for reasons other than Retirement, Disability, or Change in Control, as applicable, shall control the distribution of his subaccount of his Account to which his Scheduled Distribution amount is credited.
An election pursuant to this Section shall be made by the Participant when the Participant first enters into a Deferred Compensation Agreement in the manner and form specified by the Administrative Committee. Such election shall remain in effect until a subsequent election regarding the timing of distribution becomes effective in accordance with Section 7.3. If no time of distribution election is made by a Participant, distribution shall be made as soon as practicable but no later than 60 days after the distribution event.
          (c) Notwithstanding a Participant’s election regarding time of distribution of his Account or a Scheduled Distribution, in the event that a Participant experiences a Separation from Service other than due to Retirement or if the Participant incurs a Disability, the Participant’s Account shall be distributed in a lump sum as soon as administratively practicable following but no later than 60 days following his Separation from Service or Disability, as applicable.
          (d) Except as otherwise provided herein, in no event will distribution to a Participant be made later than the date specified by the Participant in his election to defer Compensation; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Participant shall not be permitted, directly or indirectly, to designate the calendar year of the payment.

          (e) Any provision of the Plan and any Deferred Compensation Agreement (or other distribution election) to the contrary notwithstanding, if a Participant is a Specified Employee as of the date of his or her Separation from Service, no distribution on account of the Participant’s Separation from Service (including Separation from Service on account of Retirement) may be made with respect to such Participant before the date that is six months after the Participant’s Separation from Service (or, if earlier than the end of the six-month period, the date of the Participant’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day that complies with the requirements of Code Section 409A.
     7.3 Subsequent Deferral Elections. If permitted by the Administrative Committee, a Participant may change his election under his Deferred Compensation Agreement regarding the time at which his Account will be distributed or begin to be distributed, or the Form of Distribution, or both, after commencing participation in the Plan, provided that (a) no such change shall be effective until 12 months after the date such modified election is made, (b) no change may be made less than 12 months prior to the date the distribution is scheduled to be made or, in the case of installments, 12 months prior to the date the first amount was scheduled to be distributed, and (c) the distribution to be made pursuant to any such subsequent election is deferred for a period of not less than five years from the date such distribution would otherwise have been made or, in the case of installments, five years from the date the first amount was scheduled to be distributed. For purposes of this subsection, the date a distribution is scheduled to be made in the case of a distribution period that is longer than one day shall be the first day of such period. Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee may permit Participants to make new distribution elections on or before December 31, 2008, with respect to the time and/or form of distribution in respect of distributions from his or her Account provided that the election applies only to amounts that would not otherwise be payable in the year in which the election is made and does not cause an amount to be paid in the year in which the election is made that would not otherwise be payable in that year.
     7.4 Distribution In the Event of the Participant’s Death. If a Participant dies before the distribution of his Account has commenced, or before such distribution has been completed, his designated Beneficiary or Beneficiaries will be entitled to receive the balance or remaining balance of his Account, plus any amounts thereafter credited to his Account, in a lump sum in cash. The distribution date upon a Participant’s death shall be the date of the Participant’s death; provided, however, that distribution may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Beneficiary or Beneficiaries shall not be permitted, directly or indirectly, to designate the calendar year of the distribution.
          If a Participant is married, his Beneficiary is his spouse at the time of his death. A Participant may designate a Beneficiary or Beneficiaries other than his spouse, provided that his spouse either consents to such designation or the Participant establishes to the satisfaction of the Administrative Committee that the spouse’s consent cannot be obtained because the spouse cannot be located. Spousal consent must be in writing, must acknowledge the effect of the designation, and must be witnessed by a Plan representative or a notary public. Any consent by a spouse (or the establishment that a spouse cannot be located) shall be valid only with respect to that spouse. The designation of a nonspousal Beneficiary or a change in any prior designation of Beneficiary or Beneficiaries shall be made by giving notice to the Administrative Committee on a form designated by the Administrative Committee.
          If a Participant is not married, he may designate a Beneficiary or Beneficiaries or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrative Committee on a form designated by the Administrative Committee.
          If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.
          A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrative Committee. If upon the death of the Participant there is, in the opinion of the Administrative Committee, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to his surviving spouse or, if none, to his estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan).
     7.5 Withdrawals in the Event of an Unforeseeable Financial Emergency.
          (a) If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrative Committee to receive a partial or full distribution of his Account. A distribution under this Section shall not exceed the lesser of the balance in the Participant’s Account at that time or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency, and shall be made as soon as administratively practicable after the Administrative Committee makes its determination as to the Unforeseeable Financial Emergency but no later than 60 days after such date; provided, however, that the Participant shall not be permitted, directly or indirectly, to designate the calendar year of the payment. The circumstances that will constitute an Unforeseeable Financial Emergency will depend upon the facts of each case, but in any case, distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. No distribution shall be made to a Participant pursuant to this Section unless such Participant requests such a distribution in writing and provides to the Administrative Committee such information and documentation with respect to his or her Unforeseeable Financial Emergency as may be requested by the Administrative Committee. Approval of such a request shall be made by the Administrative Committee in its sole discretion.
          (b) In the event that a Participant receives a distribution in connection with an Unforeseeable Financial Emergency under subsection (a) of this Section, the Administrative Committee may cancel the deferrals otherwise required under the Deferred Compensation Agreement of the Participant then in effect.
          (c) This Section shall be interpreted in a manner consistent with the distribution requirements and cancellation of deferral provisions of Code Section 409A.

     7.6 Notice to Trustee. The Administrative Committee will notify the Trustee, if applicable, in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Administrative Committee’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.
     7.7 Change in Control. Unless a Deferred Compensation Agreement expressly provides otherwise, in the event of a Change in Control, the amount (or remaining amount) credited to each Participant’s Account shall become immediately payable and shall be paid in a lump sum in cash (regardless of the otherwise applicable distribution and timing provided for under a Deferred Compensation Agreement) as soon as administratively practicable but no later than 60 days following the Change in Control; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Participant shall not be permitted, directly or indirectly, to designate the calendar year of the distribution.
     7.8 Accelerated Distribution Under Certain Circumstances. Notwithstanding any provision of this Plan or a Deferred Compensation Agreement (or other distribution election) to the contrary, the Administrative Committee, in its discretion, may accelerate distribution of the amount credited to a Participant’s Account in accordance with the provisions of Treasury Regulation § 1.409A-3(j)(4)(ii) through (xiv).
     7.9 Delay of Distribution Under Certain Circumstances. Notwithstanding any provision of this Plan or a Deferred Compensation Agreement (or other distribution election) to the contrary, distribution of the amount credited to a Participant’s Account may be delayed by the Administrative Committee under the circumstances described in Treasury Regulation § 1.409A-2(b)(7), provided that the Administrative Committee treats all distributions to similarly situated Participants on a reasonably consistent basis.
ARTICLE VIII.
AMENDMENTS, TERMINATION AND ADOPTION BY RELATED EMPLOYERS
     8.1 Amendment by Company. The Company reserves the authority to amend the Plan at any time and in any manner, except that no amendment shall apply retroactively to alter or change the rights of Participants or their Beneficiaries with respect to past deferrals, nor shall any such amendment divest any Participant of any deferral made prior to the amendment. Amendments may be made as necessary or appropriate to enable the Plan to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or rulings thereunder.
     8.2 Plan Termination. The Company has adopted the Plan with the intention and expectation that the Plan will be continued indefinitely. However, the Company has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or terminate the Plan at any time. In the event of such discontinuance, Accounts of Participants maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan; provided, however, that the Administrative Committee may in its discretion provide for accelerated distribution of all amounts credited to Accounts upon a termination of the Plan in a manner that satisfies the requirements of Treasury Regulation § 1.409A-3(j)(4)(ix).
     8.3 Adoption by Related Employers. It is contemplated that Related Employers that are not treated as a single employer with the Company under Section 414(b) or (c) of the Code may adopt this Plan and thereby become an Employer hereunder. With the consent of the Administrative Committee, any such entity, whether or not presently existing, may become a party hereto by appropriate action of its board of directors or noncorporate counterpart. Any Employer may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, the Board may, in its discretion, terminate an Employer’s Plan participation at any time.
ARTICLE IX.
TRUST
     9.1 Establishment of Trust. Benefits hereunder shall constitute an unfunded, general obligation of the Company. The Company may, but shall not be required to, establish a Trust between the Company and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets are held, administered and managed, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. Any such Trust shall be treated as a grantor trust under the Code, and the establishment of any such Trust is not intended to cause Participants to realize current income on amounts contributed thereto. If a Trust is established under this Section 9.1, then benefits may be paid by the Company or from the Trust.
     9.2 Funding. Notwithstanding the ability or obligation, as applicable, of the Company to establish a Trust under this Article IX, or to take other action to create reserves or funds, benefits under this Plan shall constitute an unfunded and unsecured promise to pay benefits. A Participant and his Beneficiary(ies) shall be general creditors of the Employers with respect to the payment of any benefit under this Plan.
ARTICLE X.
PLAN ADMINISTRATION
     10.1 Powers and Responsibilities of the Administrative Committee. The Administrative Committee has the full power and discretion and the full responsibility to interpret the Plan and to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrative Committee’s powers and responsibilities include, but are not limited to, the following:
          (a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
          (b) To interpret the Plan, its interpretation thereof in good faith and discretion to be final and conclusive on all persons claiming benefits under the Plan;

          (c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
          (d) To administer the claims and review procedures specified in Section 10.3;
          (e) To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;
          (f) To determine the person or persons to whom such benefits will be paid;
          (g) To authorize the payment of benefits;
          (h) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;
          (i) To appoint such agents (which may include employees of the Company), counsel, accountants, and consultants as may be required to assist in administering the Plan; and
          (j) To allocate and delegate its responsibilities as it deems appropriate, including the formation of any other committees as appropriate to the administration of the Plan.
     10.2 Establishment of the Administrative Committee. The Administrative Committee shall be a committee of one or more members appointed by the Board or an appropriate committee thereof. Action of such Administrative Committee shall be by a majority of the persons so appointed; provided, however, that action may be taken by the Administrative Committee at a meeting or without a meeting by resolution or memorandum signed by all the persons then appointed to the Administrative Committee. No member of the Administrative Committee shall be entitled to vote or decide upon any matter pertaining to himself individually, but such matter shall be determined by the remaining member of the Administrative Committee or by a majority of the remaining members of the Committee.
          The members of the Administrative Committee and employees, officer and directors of the Company who are designated as administrators with respect to this Plan shall serve without compensation for their services as such, but all reasonable expenses of the Administrative Committee, the members thereof and of such other individuals incurred in the performance of their duties and responsibilities under this Plan shall be paid by the Company.
     10.3 Claims and Review Procedures.
          (a) Claims Procedure. If any person believes he is entitled to any rights or benefits under the Plan, such person may file a claim in writing with the Administrative Committee. If any such claim is wholly or partially denied, the Administrative Committee will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, the time limits applicable to such procedures, and a statement of the person’s rights following an adverse benefit determination on review, including a statement of his right to file a lawsuit under ERISA if the claim is denied on appeal. Such notification will be given within 90 days after the claim is received by the Administrative Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.
          (b) Review Procedure. Within 60 days after the date on which a person receives a notice of denial (or within 60 days after the date on which such denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Administrative Committee for a review of his denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The decision on review will be made within 60 days after the request for review is received by the Administrative Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrative Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). The decision on review shall be in written or electronic notice of the final determination. If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include the specific reasons for the decision, the specific references to the pertinent plan provisions on which the decision is based, that the person is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, a description of any voluntary appeal procedures offered by the Plan and the person’s right to obtain further information about any such procedures, and a statement of the person’s right to file a lawsuit under ERISA. If the decision on review is not made within such period, the claim will be considered denied.
          Benefits under this Plan will only be paid if the Administrative Committee decides, in its discretion, that a person is entitled to them. Moreover, no action at law or in equity shall be brought to recover benefits under this Plan prior to the date the claimant has exhausted the administrative process of appeal available under the Plan.
ARTICLE XI.
MISCELLANEOUS
     11.1 Communication to Participants. The Administrative Committee shall communicate the terms of the Plan to each Eligible Employee as soon as practicable after such Employee is designated as an Eligible Employee.

     11.2 Limitation of Rights. Neither the establishment of the Plan and, if applicable, the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Employer, Administrative Committee (or its delegates) or Trustee, except as provided herein. The Plan is not an employment contract, and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.
     11.3 Spendthrift Provision. Except as otherwise provided in Section 11.4, the benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.
     11.4 Spousal Claims. Subject to the requirements of Code Section 409A, any claim against benefits under this Plan for child support, spousal maintenance, alimony, property division or other matrimonial or dependent obligations shall be paid in a single lump sum payment in cash as soon as administratively practicable after the Administrative Committee (or its delegate) approves such payment. Except as provided herein, such a claim under this Plan shall be subject to the Plan’s claims procedures, provisions and restrictions.
     11.5 Withholding. Any taxes required to be withheld from distributions or benefits hereunder shall be deducted and withheld by the Employer, benefit provider or funding agent.
     11.6 Facility of Payment. In the event the Administrative Committee determines, on the basis of medical reports or other evidence satisfactory to the Administrative Committee, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrative Committee may, but is not obligated to, provide for disbursement of such payments to such person’s spouse or to any person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by any such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Plan for the payment of benefits hereunder to such recipient.
     11.7 Overpayment and Underpayment of Benefits. The Administrative Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices that comply with Code Section 409A and are appropriate in providing for the collection of any overpayment of benefits. To the extent permitted by Code Section 409A, if an overpayment is made to a Participant, spouse, other Beneficiary or alternate payee, for whatever reason, the Administrative Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan, without regard to further benefits to which the person may be entitled and, to the extent deemed necessary by the Administrative Committee, in its sole discretion, the Administrative Committee may seek repayment of such overpaid amounts through any and all available legal actions, including, but not limited to, filing suit in a court with appropriate jurisdiction. If a Participant, spouse, alternate payee, or other Beneficiary receives an underpayment of benefits, the Administrative Committee shall direct that immediate payment be made to make up for the underpayment; provided, however, that such payment shall be made in a manner that complies with Code Section 409A.
     11.8 Governing Law. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of Texas.
          IN WITNESS WHEREOF, Centex Corporation has executed these presents as evidenced by the signature of its officer affixed hereto, in a number of copies, all of which shall constitute but one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 15th day of February, 2008, to be effective as of January 1, 2008.

CENTEX CORPORATION

By:	/s/ Michael S. Albright

Name: Michael S. Albright
Its: Senior Vice President – Administration